Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President,
Finance/Administration
Lowell, Arkansas 72745	and Chief Financial Officer
(NASDAQ: JBHT)	(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE SECOND QUARTER 2018

■	Second Quarter 2018 Revenue:	$2.14 billion; up 24%
■	Second Quarter 2018 Operating Income:	$214.8 million; up 31%
■	Second Quarter 2018 EPS:	$1.37 vs. 88 cents

LOWELL, ARKANSAS, July 16, 2018 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced second quarter 2018 net earnings of $151.7 million, or diluted earnings per share of $1.37 vs. second quarter 2017 net earnings of $97.9 million, or 88 cents per diluted share.

Total operating revenue for the current quarter was $2.14 billion, compared with $1.73 billion for the second quarter 2017, an increase of 24%. Current quarter total operating revenue, excluding fuel surcharges, increased 21% vs. the comparable quarter 2017. An increase in revenue per load of 12% and load growth of 4% in Intermodal (JBI), a 17% increase in revenue producing trucks and a 10% increase in truck productivity in Dedicated Contract Services (DCS), a 38% increase in volume and a 13% increase in revenue per load in Integrated Capacity Solutions (ICS) and a 14% increase in rates per loaded mile in Truck (JBT) contributed to the increase in consolidated revenue compared to prior year.

Operating income for the current quarter totaled $214.8 million versus $163.6 million for the second quarter 2017. The benefits of customer rate increases, volume growth and increases in revenue producing truck counts were partially offset by increases in rail, over the road and outsourced dray purchased transportation costs, start-up costs associated with new DCS contracts, higher driver wages and recruiting costs, increased office and support personnel costs, increased technology costs for structural upgrades and further development of JBHunt360, increased losses on the sale of equipment and increased equipment maintenance and facility costs.

Interest expense in the current quarter increased due to higher interest rates compared to the same period last year. The effective income tax rate for the quarter was 26.0% versus 37.4% for the second quarter 2017.

Segment Information:

Intermodal (JBI)

■	Second Quarter 2018 Segment Revenue:	$1.16 billion; up 16%
■	Second Quarter 2018 Operating Income:	$134 million; up 22%

JBI load volumes grew 4% over the same period in 2017. Transcontinental loads decreased approximately 2% from second quarter 2017 mainly from network congestion and freight mix changes away from higher cost dray movements. Eastern network volumes grew approximately 13% compared to a year ago. Revenue increased 16% reflecting the 4% volume growth and an approximate 12% increase in revenue per load, which is the combination of customer rate changes, fuel surcharges and freight mix. Revenue per load, excluding fuel surcharge revenue increased 8% from second quarter 2017.

Operating income increased 22% from prior year. Benefits from customer rate increases and volume growth were partially offset by increases in rail purchased transportation costs, driver pay and retention costs, driver recruiting costs, outsourced dray costs, costs to install and integrate container tracking solutions and equipment ownership costs. The current period ended with approximately 90,600 units of trailing capacity and 5,540 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	Second Quarter 2018 Segment Revenue:	$530 million; up 29%
■	Second Quarter 2018 Operating Income:	$58.5 million; up 20%

DCS revenue increased 29% during the current quarter over the same period in 2017. Productivity, defined as revenue per truck per week, increased approximately 10% vs. 2017. Productivity excluding fuel surcharges increased approximately 7% over a year ago primarily from customer rate increases, improved integration of assets between customer accounts and increased customer supply chain fluidity. Included in the DCS revenue growth, Final Mile Services (FMS) recorded an increase in revenue of $39 million (including approximately $25.8 million from the July 2017 acquisition) compared to second quarter 2017. A net additional 1,284 revenue producing trucks, 148 net additions compared to first quarter 2018, were in the fleet by the end of the quarter compared to prior year. Approximately 55% of these additions represent private fleet conversions and 39% represent FMS versus traditional dedicated capacity fleets. Customer retention rates remain above 98%.

Operating income increased 20% over the prior year quarter primarily from increased productivity and additional trucks under contract; partially offset by increased costs in the expanding FMS network, increased driver wages and recruiting costs, increased maintenance costs on equipment scheduled to be traded in 2018, increased insurance and claims costs and approximately $1.9 million in non-cash amortization expense compared to the second quarter 2017.

Integrated Capacity Solutions (ICS)

■	Second Quarter 2018 Segment Revenue: $347 million; up 56%
■	Second Quarter 2018 Operating Income: $14.9 million vs. an Operating Loss of $(0.2) million in 2017

ICS revenue was up 56% compared to the second quarter 2017. Volumes increased 38% while revenue per load increased approximately 13%, primarily due to increased contractual and spot rates compared to second quarter 2017. Spot volumes increased 63% and contractual volumes increased 28% from a year ago. Contractual volumes represented approximately 68% of total load volume and 45% of total revenue compared to 73% and 58%, respectively, in second quarter 2017. Of the total reported ICS revenue, approximately $137 million was executed through the JBHunt360 marketplace compared to $96 million in first quarter 2018.

Operating income increased $15.1 million over the same period 2017 primarily from a higher gross profit margin, improved operating leverage in branches open more than two years and lower insurance and claims costs partially offset by higher personnel costs and higher technology development costs as the JBHunt360 marketplace continues expansion. Gross profit margins increased to 14.8% in the current quarter versus 11.6% in the same period last year due to both improved contractual margins and a continuing active spot market. Total branch count increased to 44 from 42 at second quarter 2017. The carrier base increased 19% and the employee count increased 19% vs. second quarter 2017.

Truck (JBT)

■	Second Quarter 2018 Segment Revenue: $101 million; up 7%
■	Second Quarter 2018 Operating Income: $7.5 million; up 35%

JBT revenue increased 7% compared to the same period in 2017 primarily from customer rate increases and freight mix changes. Revenue excluding fuel surcharges increased approximately 4%, primarily from an increase in revenue per load partially offset by a decrease in load count. Revenue per load excluding fuel surcharges was up approximately 14% from an equivalent increase in rates per loaded mile compared to the same period in 2017. Customer contract rates increased approximately 7.2% compared to the same period in 2017. At the end of the period, JBT operated 1,976 tractors compared to 2,072 a year ago.

Operating income increased 35% compared to the same quarter 2017. The benefits from higher revenue per load and lower equipment ownership costs were partially offset by increased driver wage costs, higher independent contractor cost per mile, increased driver and independent contractor recruiting costs and an average of 180 unseated trucks during the current period compared to the second quarter 2017.

Cash Flow and Capitalization:

At June 30, 2018, we had approximately $1.0 billion outstanding on various debt instruments compared to $943 million at June 30, 2017 and $1.09 billion at December 31, 2017.

Our net capital expenditures for the six months ended June 30, 2018 approximated $354 million compared to $165 million for the same period 2017. At June 30, 2018, we had cash and cash equivalents of $15.2 million.

We purchased approximately 420,000 shares of our common stock during the second quarter 2018 for approximately $50 million. At June 30, 2018, we had approximately $471 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2018 approximated 109.3 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2017. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,874,388		$1,551,051
Fuel surcharge revenues	264,639		175,864
Total operating revenues	2,139,027	100.0%	1,726,915	100.0%

Operating expenses
Rents and purchased transportation	1,073,164	50.2%	871,122	50.4%
Salaries, wages and employee benefits	465,326	21.8%	389,873	22.6%
Fuel and fuel taxes	115,541	5.4%	79,072	4.6%
Depreciation and amortization	107,423	5.0%	93,050	5.4%
Operating supplies and expenses	76,446	3.6%	64,486	3.7%
General and administrative expenses, net of asset dispositions	37,306	1.7%	21,728	1.3%
Insurance and claims	28,371	1.3%	27,461	1.6%
Operating taxes and licenses	12,234	0.6%	10,905	0.6%
Communication and utilities	8,404	0.4%	5,603	0.3%
Total operating expenses	1,924,215	90.0%	1,563,300	90.5%
Operating income	214,812	10.0%	163,615	9.5%
Net interest expense	9,855	0.4%	7,393	0.4%
Earnings before income taxes	204,957	9.6%	156,222	9.1%
Income taxes	53,305	2.5%	58,353	3.4%
Net earnings	$151,652	7.1%	$97,869	5.7%
Average diluted shares outstanding	110,682		110,822
Diluted earnings per share	$1.37		$0.88

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2018		2017
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,587,321		$3,012,820
Fuel surcharge revenues	499,951		343,253
Total operating revenues	4,087,272	100.0%	3,356,073	100.0%

Operating expenses
Rents and purchased transportation	2,038,057	49.9%	1,677,562	50.0%
Salaries, wages and employee benefits	915,592	22.4%	770,184	22.9%
Fuel and fuel taxes	223,422	5.5%	159,719	4.8%
Depreciation and amortization	213,006	5.2%	185,238	5.5%
Operating supplies and expenses	147,126	3.6%	122,507	3.7%
General and administrative expenses, net of asset dispositions	69,630	1.6%	45,209	1.4%
Insurance and claims	56,870	1.4%	50,466	1.5%
Operating taxes and licenses	23,822	0.6%	21,585	0.6%
Communication and utilities	16,153	0.4%	10,599	0.3%
Total operating expenses	3,703,678	90.6%	3,043,069	90.7%
Operating income	383,594	9.4%	313,004	9.3%
Net interest expense	19,008	0.5%	14,211	0.4%
Earnings before income taxes	364,586	8.9%	298,793	8.9%
Income taxes	94,792	2.3%	98,222	2.9%
Net earnings	$269,794	6.6%	$200,571	6.0%
Average diluted shares outstanding	110,771		111,420
Diluted earnings per share	$2.44		$1.80

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,164,508	54%	$1,001,441	58%
Dedicated	529,982	25%	411,917	24%
Integrated Capacity Solutions	347,295	16%	222,465	13%
Truck	101,241	5%	94,575	5%
Subtotal	2,143,026	100%	1,730,398	100%
Intersegment eliminations	(3,999)	(0%)	(3,483)	(0%)
Consolidated revenue	$2,139,027	100%	$1,726,915	100%

Operating income

Intermodal	$133,993	62%	$109,714	67%
Dedicated	58,452	27%	48,574	30%
Integrated Capacity Solutions	14,934	7%	(239)	(0%)
Truck	7,484	4%	5,563	3%
Other (1)	(51)	(0%)	3	0%
Operating income	$214,812	100%	$163,615	100%

	Six Months Ended June 30
	2018		2017
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,234,772	54%	$1,938,559	58%
Dedicated	1,024,462	25%	804,378	24%
Integrated Capacity Solutions	643,400	16%	431,884	13%
Truck	193,959	5%	188,263	5%
Subtotal	4,096,593	100%	3,363,084	100%
Intersegment eliminations	(9,321)	(0%)	(7,011)	(0%)
Consolidated revenue	$4,087,272	100%	$3,356,073	100%

Operating income

Intermodal	$248,235	65%	$204,975	66%
Dedicated	99,013	26%	93,328	30%
Integrated Capacity Solutions	23,810	6%	4,230	1%
Truck	12,614	3%	10,504	3%
Other (1)	(78)	(0%)	(33)	(0%)
Operating income	$383,594	100%	$313,004	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2018	2017

Intermodal

Loads	520,341	501,038
Average length of haul	1,634	1,677
Revenue per load	$2,238	$1,999
Average tractors during the period *	5,496	5,220

Tractors (end of period)
Company-owned	4,873	4,621
Independent contractor	666	680
Total tractors	5,539	5,301

Net change in trailing equipment during the period	1,082	363
Trailing equipment (end of period)	90,575	85,581
Average effective trailing equipment usage	86,451	81,073

Dedicated

Loads	731,137	636,149
Average length of haul	179	178
Revenue per truck per week**	$4,565	$4,156
Average trucks during the period***	8,973	7,669

Trucks (end of period)
Company-owned	8,526	7,207
Independent contractor	57	9
Customer-owned (Dedicated operated)	476	559
Total trucks	9,059	7,775

Trailing equipment (end of period)	25,501	23,387
Average effective trailing equipment usage	26,540	23,899

Integrated Capacity Solutions

Loads	331,278	240,069
Revenue per load	$1,048	$927
Gross profit margin	14.8%	11.6%
Employee count (end of period)	1,043	876
Approximate number of third-party carriers (end of period)	63,500	53,400

Truck

Loads	88,301	96,897
Average length of haul	433	431
Loaded miles (000)	38,221	41,678
Total miles (000)	45,468	49,917
Average nonpaid empty miles per load	82.1	85.1
Revenue per tractor per week**	$3,935	$3,518
Average tractors during the period *	2,003	2,102

Tractors (end of period)
Company-owned	1,262	1,337
Independent contractor	714	735
Total tractors	1,976	2,072

Trailers (end of period)	6,928	7,604
Average effective trailing equipment usage	6,497	7,232

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2018	2017

Intermodal

Loads	1,016,105	967,878
Average length of haul	1,648	1,678
Revenue per load	$2,199	$2,003
Average tractors during the period *	5,495	5,221

Tractors (end of period)
Company-owned	4,873	4,621
Independent contractor	666	680
Total tractors	5,539	5,301

Net change in trailing equipment during the period	1,965	987
Trailing equipment (end of period)	90,575	85,581
Average effective trailing equipment usage	86,858	79,221

Dedicated

Loads	1,419,487	1,232,889
Average length of haul	180	179
Revenue per truck per week**	$4,453	$4,135
Average trucks during the period***	8,906	7,553

Trucks (end of period)
Company-owned	8,526	7,207
Independent contractor	57	9
Customer-owned (Dedicated operated)	476	559
Total trucks	9,059	7,775

Trailing equipment (end of period)	25,501	23,387
Average effective trailing equipment usage	26,804	23,732

Integrated Capacity Solutions

Loads	582,799	478,127
Revenue per load	$1,104	$903
Gross profit margin	14.6%	12.9%
Employee count (end of period)	1,043	876
Approximate number of third-party carriers (end of period)	63,500	53,400

Truck

Loads	169,800	192,533
Average length of haul	443	434
Loaded miles (000)	75,146	83,564
Total miles (000)	89,313	99,935
Average nonpaid empty miles per load	83.5	85.1
Revenue per tractor per week**	$3,857	$3,464
Average tractors during the period*	1,973	2,126

Tractors (end of period)
Company-owned	1,262	1,337
Independent contractor	714	735
Total tractors	1,976	2,072

Trailers (end of period)	6,928	7,604
Average effective trailing equipment usage	6,529	7,198

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$15,191	$14,612
Accounts Receivable	1,019,622	920,767
Prepaid expenses and other	272,608	403,349
Total current assets	1,307,421	1,338,728
Property and equipment	4,924,684	4,670,464
Less accumulated depreciation	1,782,297	1,687,133
Net property and equipment	3,142,387	2,983,331
Other assets	139,435	143,290
	$4,589,243	$4,465,349

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$249,436	$-
Trade accounts payable	551,715	598,594
Claims accruals	259,078	251,980
Accrued payroll	63,792	42,382
Other accrued expenses	34,516	28,888
Total current liabilities	1,158,537	921,844

Long-term debt	755,575	1,085,649
Other long-term liabilities	88,903	76,661
Deferred income taxes	552,866	541,870
Stockholders' equity	2,033,362	1,839,325
	$4,589,243	$4,465,349

Supplemental Data
(unaudited)

	June 30, 2018	December 31, 2017

Actual shares outstanding at end of period (000)	109,344	109,753

Book value per actual share outstanding at end of period	$18.60	$16.76

	Six Months Ended June 30
	2018	2017

Net cash provided by operating activities (000)	$529,033	$443,447

Net capital expenditures (000)	$354,131	$165,092